Exhibit 10.1

SUPERIOR INDUSTRIES

7800 WOODLEY AVENUE • VAN NUYS, CA 91406-1788

(818) 781-4973 • FAX (818) 902-2531

August 25, 2015

Michael Nelson

1531 Winchester Ave.

Glendale, CA 91201

Re:      Severance (Revised)

Dear Mike:

We have identified you as a key employee to the successful closure of the Van Nuys office. Accordingly, Superior Industries International, Inc. (the “Company”) will provide you with severance payments as described in this letter (collectively referred to as (“Severance”), if you remain with the Company until the “Termination Date,” as defined below, and you meet the criteria set forth below. The terms and conditions of the Severance are as follows:

1.	Termination Date/Severance. If you agree to remain employed with the Company through December 31, 2015, or an earlier date as determined by the Company in its sole discretion (the “Termination Date”), the Company will provide you with severance payments, subject to the conditions set forth below. The severance payments will be as follows: 1) you will receive your base salary from the Termination Date through December 31, 2015, whether or not the need for your employment continues until December 31, 2015; and 2) you will receive a lump sum severance payment in the amount of $187,500, less applicable withholdings, which will be paid within one week of the end of the revocation period following signature of the Separation Agreement and General Release; and 3) you will receive a lump sum COBRA payment for nine months of COBRA continuation coverage for you and your dependents currently on the medical, dental, and vision insurance plans, in the amount of $5,672.62, less applicable withholdings, which will be paid within one week of the end of the revocation period following signature of the Separation Agreement and General Release. The Company will provide you with at least two weeks’ notice prior to the Termination Date.
2.	Bonus. You will also receive your STI Bonus once it is calculated. The Bonus will be paid in accordance with the Company’s AIPP plan.
3.	Ineligibility. You will not be eligible to receive Severance if you terminate your employment for any reason other than at the Company’s request, or if your employment is terminated with “Cause,” as defined below, prior to the Termination Date. Further, you will not be eligible to receive Severance if you do not execute a Separation Agreement and General Release, a copy of which will be provided to you at the time of your separation from employment.
4.	Definition of “Cause.” Cause means conviction of a felony or misdemeanor, or willful misconduct, fraud, dishonesty, negligence or any material breach in the performance of your responsibilities for the Company, or other conduct that is harmful to the reputation, goodwill or best interests of the Company. Cause also includes violations of the Company’s work rules, policies or procedures.
5.	Right to Terminate. This letter is not intended to create rights and obligations other than as expressly set forth herein. This letter does not alter the at-will relationship, which means that either you or the Company remain free to terminate the employment relationship with or without Cause or notice at any time, subject only to the Severance obligations described in this letter. If the Company terminates your employment relationship without Cause before the Termination Date, the Company will pay you the Severance, provided that all other conditions of this letter are satisfied, including, without limitation, the execution of the Separation Agreement and General Release.
6.	Confidentiality of Severance. The Company’s offer to provide you with Severance and the terms and conditions of such offer as set forth herein are confidential and should not be disclosed for any reason to any person, other than your immediate family members, provided that you first confirm their understanding of, and agreement with, the obligations of this paragraph.

7.	Amendments. The terms of this letter cannot be modified, amended or waived except in writing, signed by both you and an officer of the Company.
8.	Entire Agreement. This letter is the entire agreement between you and the Company regarding the matters set forth herein. It supersedes all prior arrangements, agreements or discussions.

We look forward to your help in the future. If you agree to the terms of this letter, please sign below and return the letter to me.

Sincerely,

/s/ Kerry A. Shiba

Kerry A. Shiba

Executive Vice President & Chief Financial Officer

AGREED AND ACCEPTED:

Signature:	/s/ Mike Nelson	Date:	8/25/2015